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Exhibit 12(B)

                             NEVADA POWER COMPANY
                      RATIOS OF EARNINGS TO FIXED CHARGES

                                           Year Ended December 31,
                              ------------------------------------------------
   Amounts in 000's             2000     1999       1998     1997      1996

EARNINGS AS DEFINED:
   (Loss) Income From
     Continuing Operations
     After Interest Charges(1)$  7,244  $ 53,959  $ 94,686  $ 90,472  $ 78,868
   Income Taxes                 (9,386)   21,213    45,471    45,225    42,884
                              ------------------------------------------------
   (Loss) Income From
      Continuing Operations
      before Income Taxes       (2,142)   75,172   140,157   135,697   121,752

   Fixed Charges               103,933    97,734    81,238    63,139    52,227
   Capitalized Interest         (7,855)   (8,356)   (6,080)   (2,579)     (890)
   Preference Security
     Dividend Requirements
     of Consolidated
     Subsidiaries              (15,172)  (15,172)  (11,013)   (7,256)        -
                              ------------------------------------------------

     Total                    $ 78,764  $149,378  $204,302  $189,001  $173,089
                              ================================================

FIXED CHARGES AS DEFINED:
   Interest Expensed and
     Capitalized (2)          $ 88,761  $ 82,562  $ 70,225  $ 55,883  $ 52,227
   Preference Security
     Dividend Requirements
     of Consolidated
     Subsidiaries               15,172    15,172    11,013     7,256         -
                              ------------------------------------------------

     Total                    $103,933  $ 97,734  $ 81,238  $ 63,139  $ 52,227
                              ================================================

RATIO OF EARNINGS TO
   FIXED CHARGES                  0.76      1.53      2.51      2.99      3.31

   DEFICIENCY                 $ 25,169  $      -  $      -  $      -  $      -


(1) Does not include equity in (losses) earnings of Sierra Pacific Resources in 2000 and 1999

(2) Includes amortization of premiums, discounts, and capitalized debt expense and interest component of rent expense.